EXHIBIT 5.1

                        OPINION OF STEVENSON, WONG & GO.

[LETTERHEAD OF STEVENSON, WONG & CO.]





OUR REF:                             YOUR REF:                 DATE:
       CWC/HLO(P)/63052/05Cor.Fin.                             13 September 2005

                                                               REPLY FAX:

BY HAND

The Directors
Titanium Group Limited
4th Floor, BOCG Insurance Tower
134 - 136 Des Voeux Road Central
Hong Kong


Dear Sirs

LEGAL OPINION

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Titanium Group Ltd., a British Virgin Islands corporation (the "Company"), of up to 9,956,000 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

The Memorandum of Association, the Articles of Association and the minutes of the Board of Directors of the Company and the applicable laws of the British Virgin Islands have been reviewed. Based on our consultation with the Counsel qualified to advise on the laws of the British Virgin Islands, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares of common stock are legally issued, fully paid and not subject to stamp duty.

The above opinion is based upon the laws of the British Virgin Islands.

Yours faithfully,

/s/ STEVENSON, WONG & CO.


STEVENSON, WONG & CO.